Exhibit 99.1

CSK AUTO CORPORATION ANNOUNCES SALE

OF AUTOMOTIVE INFORMATION SYSTEMS

Phoenix, Arizona, January 24, 2005 — CSK Auto Corporation (NYSE: CAO) announced today that on January 21, 2005, CSK Auto, Inc. (CSK) sold all of the issued and outstanding capital stock of Automotive Information Systems, Inc. (AIS), dba Identifix, its wholly-owned subsidiary, to Mobile Productivity, Inc. (MPI). AIS provides diagnostic vehicle repair information to automotive technicians, automotive replacement parts manufacturers, automotive test equipment manufacturers and do-it-yourself consumers.

As consideration for the sale, CSK received a senior secured note in the amount of approximately $12 million, which is convertible into shares of MPI common stock under certain circumstances. CSK also obtained a license from MPI to utilize certain software products made available by AIS, and the right to designate one member of MPI’s Board of Directors, in accordance with the terms of the transaction agreements. CSK does not expect that this transaction will have a material impact on its financial statements.

CSK, a wholly owned subsidiary of CSK Auto Corporation, is a specialty retailer in the automotive aftermarket. As of January 2, 2005, the Company operated 1,130 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.

CONTACT:
Don Watson
CSK Auto Corporation
(602) 631-7224